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                                                                    EXHIBIT 4.13


                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         SECOND AMENDMENT (this "Amendment"), dated as of December 31, 2001, between General Growth Properties, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, successor to Norwest Bank Minnesota, N.A. (the "Rights Agent").

                                   WITNESSETH:

         WHEREAS, the Company and the predecessor Rights Agent entered into the Rights Agreement, dated as of November 18, 1998, as amended by the First Amendment to Rights Agreement (the "First Amendment"), dated as of November 10, 1999 (as so amended, the "Rights Agreement");

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders that the Rights Agreement be amended in connection with the appointment of the successor Rights Agent.

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Definitions. Capitalized terms used herein without definition shall have the meanings specified in the Rights Agreement.

         Section 2. Amendments. The Rights Agreement shall be amended as follows:

         (a) The first sentence of Section 2 of the Rights Agreement shall be amended by deleting the following phrase from lines three through five thereof:
"and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)".

         (b) Section 3(c) of the Rights Agreement shall be amended by (i) inserting the word "substantially" in line seven before the phrase "the following", (ii) inserting the phrase "(or any successor thereto)" in line five of the legend set forth in the first sentence of such Section after the term "N.A." and before the comma, and (iii) inserting the phrase "as amended," inside the parenthetical set forth in line six of such legend before the word "the".

         (c) Section 19 of the Rights Agreement shall be amended by (i) deleting the word "corporation" in lines two, four, six and eleven of such Section and inserting in lieu thereof the word "Person" and (ii) inserting the phrase "or stockholder services" in line seven of such Section after the phrase "corporate trust".

         (d) Section 20(c) of the Rights Agreement shall be amended and restated to read in its entirety as follows:

                  The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (as finally determined by a court of competent jurisdiction). Anything herein to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental damage or loss of any kind whatsoever (including, but not limited to, lost profits).

         (e) Section 21 of the Rights Agreement shall be amended by (i) deleting the word "corporation" in line twenty-three of such Section and inserting in lieu thereof the word "Person" and (ii) inserting the phrase "or stock transfer" in line twenty-seven of such Section after the phrase "corporate trust".





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         (f) Section 26 of the Rights Agreement shall be amended by (i) deleting the name and address of the notice party set forth in the first sentence of such Section and inserting in lieu thereof:


                                    General Growth Properties, Inc.
                                    110 North Wacker Drive
                                    Chicago, Illinois  60606

                                    Attention:  Corporate Secretary

and (ii) deleting the name and address of the notice party set forth in the second sentence of such Section and inserting in lieu thereof:

                                    Mellon Investor Services LLC
                                    150 North Wacker Drive
                                    Suite 2120
                                    Chicago, Illinois  60606

                                    Attention: Relationship Manager

                                    with a copy to:

                                    Mellon Investor Services LLC
                                    85 Challenger Road
                                    Ridgefield Park, NJ  07660

                                    Attention: General Counsel

         (g) The last sentence of Section 27 of the Rights Agreement shall be amended and restated to read in its entirety as follows:

                  Any supplement or amendment authorized by this Section 27 will be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that notwithstanding anything herein to the contrary, the Rights Agent shall have no duty to sign any such supplement or amendment which changes or increases the Rights Agent's rights, duties, liabilities or obligations hereunder.

         Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 5. Ratification. Except as expressly provided herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and confirmed in all respects and shall continue in full force and effect.

                  [Remainder of Page Intentionally Left Blank]



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunder affixed and attested, all as of the day and year first above written.


Attest:                                 GENERAL GROWTH PROPERTIES, INC.


/s/ Marshall E. Eisenberg               By: /s/ Bernard Freibaum
------------------------------------        -----------------------------------
Name: Marshall E. Eisenberg                 Name: Bernard Freibaum
Title: Secretary                            Title: Executive Vice President



Attest:                                 MELLON INVESTOR SERVICES LLC


/s/ Kenneth V. Franke                   By: /s/ Susan R. Hogan
------------------------------------        -----------------------------------
Name: Kenneth V. Franke                     Name: Susan R. Hogan
Title: Vice President                       Title: Vice President







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